EXHIBIT 3.1


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                PC ETCETERA, INC.



     PC ETCETERA, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST: Article I of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

                                   "ARTICLE I

     The name of the corporation (hereinafter referred to as the "Corporation") is Mentortech Inc."

     SECOND: Paragraph (a) of Article IV of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

                                   "ARTICLE IV

     (a) The aggregate number of shares of stock which the corporation shall have the authority to issue is 45,000,000, of which 40,000,000 are shares of Common Stock, with a par value of $.01 per share, and 5,000,000 are shares of Preferred Stock, with a par value of $.001 per share."

     THIRD: The aforesaid amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed on August 4, 1997


                                            /s/Roy Machnes
                                            --------------
                                               Roy Machnes
                                               Chief Executive Officer



                                       -2-